SUB-ITEM 77C

RESULTS OF MEETINGS OF SHAREHOLDERS (UNAUDITED)

ARTIO SELECT OPPORTUNITIES FUND INC.

Special Meetings of Shareholders

The first special meeting of Shareholders of the Artio Select Opportunities Fund Inc. (the “Select Opportunities Fund”) was held on May 16, 2013.  At the meeting, the following shares of the Fund were represented:

Fund	Shares Represented by Proxy	Percentage of Shares Outstanding
Select Opportunities Fund	291,093	75.93%

Shareholders of the Select Opportunities Fund voted on the following proposal:

1.
To approve a new advisory agreement between each Fund and Aberdeen Asset Management Inc. and to approve new sub-advisory agreements between each Fund, Aberdeen Asset Management Inc. and Aberdeen Asset Managers Limited.

Affirmative	Against	Abstain
288,896	516	1,681

The second special meeting of Shareholders of the Select Opportunities Fund was held on May 16, 2013.  At the meeting, the following shares were represented:

Fund	Shares Represented by Proxy	Percentage of Shares Outstanding
Select Opportunities Fund	372,647	97.20%

Shareholders of the Select Opportunities Fund voted on the following proposal:

1.	To elect Directors of the Select Opportunities Fund.

Nominee	For	Withheld
Antoine Bernheim	365,720	6,927
Thomas Gibbons	366,213	6,434
Cynthia Hostetler	336,423	36,224
Robert S. Matthews	336,500	36,147
Peter Wolfram	336,500	36,147